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                                                151 Farmington Avenue
                                                Hartford, CT  06156





April 18, 1997                                  Deborah E. Prince, FSA, MAAA
                                                Product Manager
                                                Life Products Group, TN41
                                                (860) 273-4389
                                                Fax:  (860) 273-4438




RE:  AetnaVest Estate Protector (File No. 33-64277)

Dear Sir or Madam:

This opinion is furnished in connection with registration by Aetna Life Insurance and Annuity Company on Form S-6 of its flexible premium variable universal life insurance product, (the "Policies") under the Securities Act of 1933. The prospectus included in the Registration Statement was prepared under my direction, and I am familiar with the Registration Statement, as amended, and Exhibits thereto.

In my opinion, the illustrations of benefits under the Policies included in the prospectus under the caption "Illustrations of Death Benefits, Total Account Values and Surrender Values," based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policies. Also in my opinion the age selected in the illustrations is representative of the manner in which the Policies operate.

I hereby consent to use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Deborah E. Prince

Deborah E. Prince
Product Manager